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                                                                    EXHIBIT 99.1

Contacts:   Jonathan C. Coon                Scott S. Tanner
            Chief Executive Officer         Chief Operating Officer
            1-800 CONTACTS, INC.            1-800 CONTACTS, INC.
            (801) 924-9800                  (801) 924-9802
                                            investors@contacts.com

For Immediate Release

            1-800 CONTACTS Reaches Agreement with Johnson & Johnson
                    Vision Care to Become Authorized Retailer

DRAPER, Utah, December 2, 2002 /PRNewswire/ -- 1-800 CONTACTS, INC. (Nasdaq:
CTAC), today announced that it has reached an agreement with Vistakon, a division of Johnson & Johnson Vision Care, to become an authorized retailer of Vistakon contact lenses.

As part of the agreement, 1-800 CONTACTS will modify its systems to give eye care providers a minimum of eight business hours to respond to its prescription verification requests for Vistakon products. Eye care providers will have the option of receiving these requests by fax. If the eye care provider notifies 1-800 CONTACTS within this time period that the customer's prescription is expired or otherwise invalid, it will not ship the order. Absent such notification from the eye care provider, the Company will proceed with the sale based on the prescription that was communicated to the eye care provider. This system will apply to Vistakon orders nationwide with the exception of a few states where 1-800 CONTACTS has pre-existing agreements to employ more stringent procedures.

After demonstrating system reliability, 1-800 CONTACTS will begin ordering directly from Vistakon. It is anticipated that this modification and testing process will be completed within 6-8 weeks.

This direct relationship with Vistakon will lower the Company's product acquisition costs and allow it to offer rebates and other incentives not previously available to its customers who wear Vistakon lenses. It will also enable the Company to reduce its inventory investment by purchasing a more balanced mix of products at lower prices than it has historically been able to obtain through indirect sources. This agreement also resolves long-standing disputes and should free up substantial Company resources for use elsewhere.

"Vistakon is the leader in contact lens market share. We are excited to begin a direct working relationship with them," said Jonathan Coon, 1-800 CONTACTS' Chief Executive Officer. "In addition, we hope that eye care providers will recognize these modifications to our systems and cooperate with our prescription verification requests by responding appropriately to them."

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1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, "1-800-CONTACTS" (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells all of the most popular brands of contact lenses. High volume, cost-efficient operations enable 1-800 CONTACTS to offer products at competitive prices while delivering a high level of customer service.

This news release contains forward-looking statements about the Company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company's current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing issues, integration of IGEL, exchange rate fluctuations, advertising spending and effectiveness, unanticipated delays or difficulty certifying with Vistakon requirements, and regulatory considerations.